RICHARD J. HUDAK FINANCIAL LP

3640-R Broadway, Allentown, PA. 18104

RICHARD J. HUDAK
General Partner

(610) 366-7114
FAX (610) 366-7116
E-Mail: rjhudak@warwick.net
Web Site: www.HudakFinancial.com

AGREEMENT FOR CONSULTING SERVICES

The Undersigned, APT Systems, INC., 505 Montgomery Street, San Francisco CA, 94111 **herein after** known as **Client**, hereby appoints and authorizes RICHARD J. HUDAK FINANCIAL LP as their **Consultant. Client** hereby agrees to pay to the **Consultant** **$15,000.00** for consulting work based upon the "Scope of Services" description as outlined below. *Alternative payment (In lieu of a cash payment, Consultant would be willing to accept freely tradeable common stock at no cost to Consultant)*

This Agreement shall not become binding or effective until it has been accepted by and signed by the **Consultant** and **Client**. If this Agreement has been transmitted by facsimile machine, it is a full legal document.

SCOPE OF SERVICES: **Technology review, contract review, potential acquisition review/negotiation, identification and introduction of talented professionals to the team and general consulting to the CEO.**

The Client hereby agrees to indemnify and hold the Consultant, Richard J. Hudak Financial, LP harmless from any claim made or liability sought to be imposed upon them by any third party with respect to the consulting services for the aforementioned client. If in the event payment of earned consulting fees are not received by the Consultant from the Client in accordance with this said executed Agreement, then the outstanding balance owed will accrue interest at the rate of 18% per annum and all fees associated with collection of the same will be the responsibility of the Client.

* * * * * * * * * * *

All parties hereby agree to the above terms and conditions

Glenda Dowie

CLIENT: Glenda Dowie
(As CEO Binding the Company)

02/06/2017
DATE

Richard Hudak Jr

CONSULTANT: Richard Hudak Jr
(As General Partner)

02/06/2017
DATE